UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

 CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Dr. Robin L. Smith as Chairman and Director; Entry into Consulting Agreement with Dr. Smith
On December 17, 2015, Dr. Robin L. Smith resigned as Chairman and a director of the board of directors (the “Board”) of Caladrius Biosciences, Inc. (the “Company” or "Caladrius") effective December 18, 2015. On December 22, 2015, the Board appointed Steven S. Myers, who has previously served as the Board’s lead independent director, as the interim Chairman of the Board.
In connection with Dr. Smith’s resignation, Dr. Smith and the Company entered into a Consulting Agreement, dated December 18, 2015 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Dr. Smith, as an independent contractor and consultant, will advise the Company with respect to certain business, scientific, medical and financial matters for a term of six months from December 18, 2015. Pursuant to the terms of the Consulting Agreement, among other things:

•
The parties agreed that, in lieu of the 2015 cash bonus Dr. Smith was entitled to under the terms of her employment agreement with the Company, dated January 1, 2015, she would be paid on January 11, 2016 in equity plus a cash payment as follows: (i) 200,000 shares of the Company’s common stock and (ii) a tax gross up with the cash equal to Dr. Smith’s total estimated federal, state and city income tax liability for all compensation under the Consulting Agreement to be withheld.

•
On January 11, 2016, the Company will issue to Dr. Smith 150,000 options to purchase 150,000 shares of common stock with a ten-year term with an exercise price equal to the closing price of the Company’s common stock on January 11, 2016, of which 50% will vest on March 17, 2016 and the remaining 50% will vest on June 15, 2016. The options will remain in full force and effect regardless of the termination of the Consulting Agreement or Dr. Smith’s services.

•	The Company will reimburse Dr. Smith for certain expenses relating to her activities as a consultant to the Company.

The above summary of the Consulting Agreement is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Election of Dr. Robert A. Preti to the Board; Employment Agreement with Dr. Preti
On December 22, 2015, Dr. Robert A. Preti was elected as a member of the Board in accordance with the terms of the employment agreement (the “Employment Agreement”), dated as of December 22, 2015, by and between Dr. Preti and the Company. Dr. Preti currently serves as Senior Vice President, Manufacturing and Technical Operations and Chief Technical Officer of the Company as well as President of PCT, a Caladrius Company ("PCT").
Under the terms of the Employment Agreement, Dr. Preti will continue to be employed as the Company’s Senior Vice President, Manufacturing and Technical Operations and Chief Technology Officer as well as President of PCT. The initial term of the Employment Agreement will expire on December 31, 2018, subject to mutually agreed-upon one-year extensions. Pursuant to the Employment Agreement, among other things:

•	The Company will pay Dr. Preti a base salary at an annualized rate of $475,000.

•
Dr. Preti has been granted options to purchase 200,000 shares of the Company's common stock at an exercise price $1.12 per share, which is equal to the closing price of the Company's common stock on December 22, 2015 (the “Initial Grant”). The options with respect to 50,000 shares of the Initial Grant vested immediately upon issuance and the options with respect to the remaining 150,000 shares will vest in even increments of 12,500 shares quarterly over a 36-month period, subject to Dr. Preti’s continued employment with Caladrius.

•
On December 22, 2015, Dr. Preti was granted a $500,000 sign on bonus payable in three equal installments, with the initial installment to be paid on the date of payment of performance bonuses to executives of Caladrius in 2016 or April 1, 2016, whichever comes first, and the remaining two installments to be paid on the first and second anniversaries of the initial installment.

•
Dr. Preti will be eligible to receive an annual cash bonus for each full calendar year during the term of the Employment Agreement. His target annual bonus will be 40% of his base salary, with the actual amount paid determined by the Company's Compensation Committee with input from the Company's CEO based upon the level of achievement of the Company's corporate goals and objectives and Dr. Preti’s individual performance.

The above summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 9.01. Financial Statement and Exhibits.
(d) Exhibits.
The Exhibit Index immediately following the signature page to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	Chief Executive Officer

Dated:    December 23, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, dated December 18, 2015, between Caladrius Biosciences, Inc. and Robin Smith.
10.2	Employment Agreement, dated and effective as of December 22, 2015, among PCT, a Caladrius Company, Caladrius Biosciences, Inc., and Robert Preti.